Exhibit 99.2

Rainbow National Services LLC and Subsidiaries

Management’s Discussion and Analysis of Financial

 Condition and Results of Operations

For the Three and Nine Months Ended September 30, 2010 and 2009

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This Management’s Discussion and Analysis of Financial Condition and Results of Operations for the period ended September 30, 2010 is separately furnished by Rainbow National Services LLC and its subsidiaries (“RNS” and collectively with its subsidiaries, the “Company”, “we”, “us” or “our”).

This Management’s Discussion and Analysis of Financial Condition and Results of Operations contains statements that constitute forward looking information within the meaning of the Private Securities Litigation Reform Act of 1995.  In this Management’s Discussion and Analysis of Financial Condition and Results of Operations there are statements concerning our future operating and future financial performance.  Words such as “expects”, “anticipates”, “believes”, “estimates”, “may”, “will”, “should”, “could”, “potential”, “continue”, “intends”, “plans” and similar words and terms used in the discussion of future operating and future financial performance identify forward-looking statements.  Investors are cautioned that such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties and that actual results or developments may differ materially from the forward-looking statements as a result of various factors.  Factors that may cause such differences to occur include, but are not limited to:

•                  the level of our revenues;

•                  demand for advertising inventory;

•                  the cost of programming;

•                  changes in the laws or regulations under which we operate;

•                  the outcome of litigation and other proceedings, including the matters described in the notes to the accompanying condensed consolidated financial statements;

•                  general economic conditions in the areas in which we operate;

•                  the state of the market for debt securities and bank loans;

•                  our ability to obtain or produce content for our programming businesses;

•                  the level of our capital expenditures;

•                  the level of our expenses;

•                  future acquisitions and dispositions of assets;

•                  the demand for our programming among cable television system operators, direct broadcast satellite (“DBS”) operators and telephone companies and our ability to maintain and renew affiliation agreements with cable television system operators, DBS operators and telephone companies;

•                  market demand for new programming services;

•                  whether pending uncompleted transactions, if any, are completed on the terms and at the times set forth (if at all);

•                  other risks and uncertainties inherent in our programming businesses;

•                  financial community and rating agency perceptions of our business, operations, financial condition and the industry in which we operate, and the additional factors described herein.

We disclaim any obligation to update or revise the forward looking statements contained herein, except as otherwise required by applicable federal securities laws.

Overview

All dollar amounts and per unit data included in the following discussion are presented in thousands.

We provide television programming to cable television system operators, DBS operators and telephone companies (collectively referred to as “operators”) primarily throughout the United States.  We own three nationally distributed 24-hour entertainment programming networks:  AMC, WE tv and IFC.

Our future performance is dependent, to a large extent, on general economic conditions including  the impact of direct competition, our ability to manage our businesses effectively, and our relative strength and leverage in the marketplace, both with suppliers and customers.

Continued capital and credit market disruptions could cause broader economic downturns, which may lead to lower demand for our products, such as lower levels of television advertising and increased incidence of our customer’s inability to pay for the services we provide.  We have experienced some of the effects of this economic downturn.  Continuation of events such as these may adversely impact our results of operations, cash flows and financial position.

We earn revenues in two principal ways.  First, we receive affiliation payments from operators.  These revenues are generally on a per subscriber basis under multi-year contracts with those operators referred to as “affiliation agreements”. The specific affiliation fee revenues we earn vary from period to period, operator to operator and also vary among our networks, but are generally based upon the number of each operator’s subscribers who receive our programming, referred to as “viewing subscribers,” or are a fixed contractual monthly fee.

The second principal source of revenues is from advertising.  Under our affiliation agreements, we have the right to sell a specific amount of national advertising time on our programming networks.  Our advertising revenues are more variable than affiliation fee revenues because most of our advertising is sold on a short-term basis, not under long-term contracts.  Also, most of our advertising revenues vary based upon the popularity of our programming as measured by rating services.

We seek to grow our revenues by increasing the number of operators that carry our services and the number of viewing subscribers.  We refer to this as our “penetration.”  AMC, which is widely distributed, has less ability to increase its penetration than WE tv and IFC, which are not as widely distributed as AMC.  WE tv and IFC, although carried by many of the larger operators, have higher growth opportunities due to their current penetration levels with those operators.  IFC is currently carried primarily on digital tiers, while WE tv is carried on either analog expanded basic or digital tiers.  Therefore, WE tv and IFC penetration rates may increase if operators are successful in converting their analog subscribers to more highly penetrated digital tiers of service. Our revenues may also increase over time through contractual rate increases stipulated in certain of our affiliation agreements.  In negotiating for increased or extended carriage, we may be subject to requests by operators to make upfront payments in exchange for additional subscribers or extended carriage, which we record as deferred carriage fees and which are amortized as a reduction to revenue over the period of the related affiliation agreements, or to waive for a specified period or accept lower per subscriber fees if certain additional subscribers are provided. We also may help fund the operators’ efforts to market our channels. As we continue our efforts to add subscribers, our subscriber revenue may be negatively affected by subscriber acquisition fees (deferred carriage), discounted subscriber fees and other payments; however, we believe that these transactions generate a positive return on investment over the contract period.  We seek to increase our advertising revenues by increasing the number of minutes of national advertising sold and by increasing the rates we charge for such advertising, but, ultimately, the level of our advertising revenues, in most cases, is directly related to the overall distribution of our programming, penetration of our services and the popularity (including within desirable demographic groups) of our services as measured by rating services.

Our principal goals are to increase our affiliation fee revenues and our advertising revenues by increasing distribution and penetration of our services.  To do this, we must continue to contract for and produce high-quality, attractive programming.  One of our greatest challenges arises from the increasing concentration of subscribers in the hands of a few operators, creating disparate bargaining power between the largest operators and us.  This increased concentration could adversely affect our ability to increase the penetration of our services or even result in decreased penetration.  In addition, this concentration gives those operators greater leverage in negotiating the price and other terms of affiliation agreements.

The Company had three customers that in the aggregate accounted for approximately 34% and 36% of the Company’s net revenues for the nine months ended September 30, 2010 and 2009, respectively.  As a result of this concentration, the potential impact of a loss of any one of our major affiliate relationships would have a significant adverse impact on our business.

The Company classifies its business interests into two reportable segments:  AMC Networks (which comprises AMC and WE tv) and IFC.

Cautionary Note Concerning Historical Financial Statements

Our financial information does not necessarily reflect what our results of operations and financial position would have been if we had operated as an entity separate from Cablevision, our indirect parent, during the periods presented herein.

Results of Operations

The following tables sets forth on a historical basis certain items related to operations as a percentage of net revenues for the periods indicated.

RESULTS OF OPERATIONS DATA

	Three Months Ended September 30,
	2010		2009
		% of Net		% of Net	Favorable
	Amount	Revenues	Amount	Revenues	(Unfavorable)

Revenues, net	$228,157	100%	$206,175	100%	$21,982

Operating expenses:
Technical and operating (excluding depreciation and amortization shown below)	71,876	32	59,969	29	(11,907)
Selling, general and administrative	59,775	26	52,808	26	(6,967)
Depreciation and amortization	14,197	6	14,168	7	(29)
Operating income	82,309	36	79,230	38	3,079
Other income (expense):
Interest expense, net	(18,435)	(8)	(18,661)	(9)	226
Loss on derivative contracts, net	—	—	(515)	—	515
Miscellaneous, net	68	—	191	—	(123)
Income before income taxes	63,942	28	60,245	29	3,697
Income tax expense	(24,527)	(11)	(18,748)	(9)	(5,779)
Net income	$39,415	17%	$41,497	20%	$(2,082)

The following is a reconciliation of operating income to Adjusted Operating Cash Flow (“AOCF”):

	Three Months Ended September 30,
	2010	2009	Favorable
	Amount	Amount	(Unfavorable)

Operating income	$82,309	$79,230	$3,079
Share-based compensation	3,010	2,467	543
Depreciation and amortization	14,197	14,168	29
AOCF	$99,516	$95,865	$3,651

	Nine Months Ended September 30,
	2010		2009
		% of Net		% of Net	Favorable
	Amount	Revenues	Amount	Revenues	(Unfavorable)

Revenues, net	$663,449	100%	$599,322	100%	$64,127

Operating expenses:
Technical and operating (excluding depreciation and amortization shown below)	201,220	30	171,906	29	(29,314)
Selling, general and administrative	168,343	25	159,233	27	(9,110)
Depreciation and amortization	42,610	6	43,381	7	771
Operating income	251,276	38	224,802	38	26,474
Other income (expense):
Interest expense, net	(55,387)	(8)	(57,022)	(10)	1,635
Loss on derivative contracts, net	—	—	(3,230)	—	3,230
Miscellaneous, net	(61)	—	302	—	(363)
Income before income taxes	195,828	30	164,852	28	30,976
Income tax expense	(73,482)	(11)	(58,510)	(10)	(14,972)
Net income	$122,346	18%	$106,342	18%	$16,004

The following is a reconciliation of operating income to AOCF:

	Nine Months Ended September 30,
	2010	2009	Favorable
	Amount	Amount	(Unfavorable)

Operating income	$251,276	$224,802	$26,474
Share-based compensation	8,645	8,240	405
Depreciation and amortization	42,610	43,381	(771)
AOCF	$302,531	$276,423	$26,108

Comparison of the Three and Nine Months Ended September 30, 2010 Versus the Three and Nine Months Ended September 30, 2009

Revenues, net for the three and nine months ended September 30, 2010 increased $21,982 (11%) and $64,127 (11%) respectively, as compared to revenues for the same periods in the prior year.  The net increases are attributable to the following:

	Comparison of Three Months Ended September 30, 2010 Versus Three Months Ended September 30, 2009
	AMC Networks	IFC	Total
Increase (decrease) in:
Advertising/sponsorship revenues	$10,927	$(69)	$10,858
Affiliation fee revenues	8,200	1,415	9,615
Other revenues	1,411	98	1,509
	$20,538	$1,444	$21,982

	Comparison of Nine Months Ended September 30, 2010 Versus Nine Months Ended September 30, 2009
	AMC Networks	IFC	Total
Increase (decrease) in:
Advertising/sponsorship revenues	$30,879	$2,767	$33,646
Affiliation fee revenues	23,820	4,276	28,096
Other revenues	2,463	(78)	2,385
	$57,162	$6,965	$64,127

The increase in advertising revenue for the three and nine months ended September 30, 2010 compared to the respective prior year periods at AMC Networks resulted principally from higher pricing at AMC and WE tv.  The increase in sponsorship revenue at IFC for the nine month period is due to increased sponsorship sales.  The increase in affiliation fee revenues for the three and nine months ended September 30, 2010 compared to the same periods in the prior year is due to an increase in viewing subscribers (see table below) and increases in affiliation fee rates.  Viewing subscribers as of September 30, 2010 compared to September 30, 2009, increased 2.8% and 2.6% at AMC Networks and IFC, respectively.

	As of September 30, 2010	As of June 30, 2010	As of September 30, 2009
Viewing Subscribers:
AMC	89,300	88,500	86,900
WE tv	64,000	63,700	62,200
IFC	51,100	51,200	49,800

The Company believes the WE tv and IFC programming services may benefit from increased distribution, especially on the digital tiers of cable television system operators as digital penetration increases, and increased advertising/sponsorship revenues as cable networks, including ad-supported niche programming networks (such as WE tv), attract a greater advertising market share.  These increases could potentially be offset by lower net effective rates per viewing subscriber for our programming services due to the consolidation of operators and limited opportunities for increases in distribution in the United States for our substantially fully penetrated AMC programming service.  Changes in the viewership ratings of our AMC and WE tv programming services may also significantly affect future advertising revenues.

Technical and operating expenses include primarily amortization of program rights, including those for feature films and non-film programming, and distribution and production related costs.  Depreciation and amortization expense of fixed assets and amortizable intangibles is not included in technical and operating expenses but is presented as a separate operating expense.

Technical and operating expenses for 2010 increased $11,907 (20%) and $29,314 (17%) for the three and nine months ended September 30, 2010, respectively, compared to the same periods in 2009.  The net increases in technical and operating expenses are attributed to the following:

	Comparison of Three Months Ended September 30, 2010 Versus Three Months Ended September 30, 2009
	AMC Networks	IFC	Total
Increase in:
Amortization of programming content and series development/original programming costs	$10,450	$815	$11,265
Programming related costs	188	454	642
	$10,638	$1,269	$11,907

The increase in amortization of programming content and series development/original programming costs of $10,450 at AMC Networks for the three months ended September 30, 2010 compared to the same period in the prior year is due primarily to increased amortization of film and non-film programming costs at AMC and, to a lesser extent, increased costs associated with the development of original programming at AMC.   The increase in programming related costs at IFC is due primarily to increased spending on production related costs.

	Comparison of Nine Months Ended September 30, 2010 Versus Nine Months Ended September 30, 2009
	AMC Networks	IFC	Total
Increase in:
Amortization of programming content and series development/original programming costs	$24,308	$2,818	$27,126
Programming related costs	623	1,565	2,188
	$24,931	$4,383	$29,314

The increase in amortization of programming content and series development/original programming costs of $24,308 at AMC Networks for the nine months ended September 30, 2010 compared to the same period in the prior year is due primarily to increased amortization of film and non-film programming costs.  The increase in amortization of programming content and series development/original programming costs of $2,818 at IFC for the nine months ended September 30, 2010 compared to the same period in the prior year is due primarily to increased amortization of non-film programming costs.

The increase in programming related costs at IFC is due primarily to increased spending on production related costs.

As a percentage of revenues, technical and operating expenses increased to 32% and 30% for the three and nine months ended September 30, 2010, compared to 29% for the same periods in 2009, respectively.

There may be significant changes in the level of our expenses from quarter to quarter and/or changes from year to year due to content acquisitions and/or original programming costs.  As additional competition for content increases from other programming services and alternate distribution technologies continue to develop in the industry, costs for content acquisitions and/or original programming may increase.

Selling, general and administrative expenses include primarily sales, marketing and advertising expenses, administrative costs and costs of facilities.  Selling, general and administrative expenses increased $6,967 (13%) and $9,110 (6%) for the three and nine months ended September 30, 2010, respectively, as compared to the same periods in 2009.  The net increase (decrease) is attributable to the following:

	Comparison of Three Months Ended September 30, 2010 Versus Three Months Ended September 30, 2009
	AMC Networks	IFC	Total
Increase (decrease) in:
Sales and marketing costs	$5,091	$(321)	$4,770
Other general and administrative costs	557	(35)	522
Management fees	667	—	667
Share-based compensation expense and expenses relating to Cablevision’s long-term incentive plans	886	122	1,008
	$7,201	$(234)	$6,967

The increase in sales and marketing costs at AMC Networks of $5,091 is primarily related to an increase in costs for the marketing and promotion of original programming due to the timing of promotion and marketing of original programming and the number of premieres that occurred during the period.  Management fees increased due to the increased revenues of AMC Networks in 2010 compared to 2009.  Pursuant to an agreement with CSC Holdings, a wholly-owned subsidiary of Cablevision, American Movie Classics Company LLC (“AMC LLC”) and WE: Women’s Entertainment LLC (“WE LLC”) pay a management fee of 3.5% of their revenues (as defined under the terms of the agreement) to CSC Holdings on a monthly basis.

	Comparison of Nine Months Ended September 30, 2010 Versus Nine Months Ended September 30, 2009
	AMC Networks	IFC	Total
Increase (decrease) in:
Sales and marketing costs	$8,381	$(2,543)	$5,838
Other general and administrative costs	191	(100)	91
Management fees	1,809	—	1,809
Share-based compensation expense and expenses relating to Cablevision’s long-term incentive plans	1,233	139	1,372
	$11,614	$(2,504)	$9,110

The increase in sales and marketing costs at AMC Networks of $8,381 is primarily related to costs for the marketing and promotion of original programming due to the timing of promotion and marketing of original programming and the number of premieres that occurred during the nine months ended September 30, 2010 compared to the same period in the prior year.  The decrease at IFC of $2,543 is primarily attributable to a decrease in marketing and promotion costs associated with original programming during the quarter and a decrease in the number of premieres that occurred during the period.  Management fees increased due to the increased revenues of AMC Networks in 2010 compared to 2009.

As a percentage of revenues, selling, general and administrative expenses were 26% and 25% for the three and nine months ended September 30, 2010, respectively, compared to 26% and 27% for the same periods in 2009, respectively.

There may be significant changes in the level of our expenses from quarter to quarter due to the timing of promotion and marketing of original programming and the number of premieres that occur during a quarter.

Depreciation and amortization increased (decreased) $29 (less than 1%) and $(771) (2%) for the three and nine months ended September 30, 2010, respectively, compared to the same periods in 2009.  The decrease for the nine month period is due primarily to a decrease in amortization of intangible assets of $766 for the nine months ended September 30, 2010 compared to the same period in 2009 due to certain intangible assets becoming fully amortized in the second quarter of 2009.

Net interest expense decreased $226 (1%) and $1,635 (3%) for the three and nine months ended September 30, 2010, respectively, compared to the same periods in the prior year. The net decreases are attributable to the following:

	Three Months	Nine Months
	Ended September 30, 2010
(Decrease) increase due to:

Higher (lower) average interest rates on our indebtedness	$158	$(106)
Lower average debt balances	(350)	(1,382)
Increase in interest income	(101)	(167)
Other	67	20
	$(226)	$(1,635)

Loss on derivative contracts, net amounted to $(515) and $(3,230) for the three and nine months ended September 30, 2009, respectively.  The interest rate swap contracts outstanding during the three and nine months ended September 30, 2009 effectively fixed the borrowing rates on a substantial portion of the Company’s floating rate debt to limit the exposure against the risk of rising rates.  The loss on interest rate swap contracts resulted from a shift in the yield curve over the life of the swap contracts.  The interest rate swap contracts matured in November 2009.

Income tax expense of $24,527 and $73,482 for the three and nine months ended September 30, 2010, respectively, resulted primarily from pretax income, the impact of state and local income taxes,  non-deductible expenses and tax expense of $419 recorded in the third quarter of 2010 resulting from a change in the rate used to measure deferred taxes.

Income tax expense of $18,748 and $58,510 for the three and nine months ended September 30, 2009, respectively, resulted primarily from pretax income, the impact of state income taxes, non-deductible expenses and a tax benefit of $2,763 recorded in the third quarter of 2009 resulting from a change in the rate used to measure deferred taxes.

CASH FLOW DISCUSSION

Operating Activities

Net cash provided by operating activities amounted to $204,923 for the nine months ended September 30, 2010 compared to $179,052 for the nine months ended September 30, 2009.  The 2010 cash provided by operating activities resulted from $403,622 of income before depreciation and amortization and non-cash items and an increase in cash resulting from a decrease in prepaid expenses and other assets of $27,480, partially offset by a decrease in cash resulting from the acquisition of and payment of obligations relating to programming rights totaling $216,666 and an increase in accounts receivable, trade of $9,412 and an increase in net other assets of $101.

The 2009 cash provided by operating activities resulted from $349,362 of income before depreciation and amortization and non-cash items, partially offset by a decrease in cash resulting from the acquisition of and payment of obligations relating to programming rights totaling $165,219, carriage fee payments of $2,453 and an increase in net other assets totaling $2,638.

Investing Activities

Net cash used in investing activities for the nine months ended September 30, 2010 and 2009 was $1,002 and $1,313, respectively.  The 2010 and 2009 investing activities consisted of capital expenditures of $682 and $1,063, respectively, and payments for the acquisition of a business of $320 and $250, respectively.

Financing Activities

Net cash used in financing activities amounted to $176,361 for the nine months ended September 30, 2010 compared to $177,260 for the nine months ended September 30, 2009.  In 2010, financing activities consisted of capital distributions to our parent of $117,000, repayment of bank debt of $58,750 and principal payments on capital leases of $611.

In 2009, financing activities consisted of capital distributions to our parent of $78,000, repayment of bank debt of $98,750 and principal payments on capital leases of $510.

LIQUIDITY AND CAPITAL RESOURCES

Overview

The operations of the businesses that are included in our consolidated financial statements collectively have historically generated positive cash flow from operating activities.  However, each of our programming businesses has substantial programming, acquisition and development expenditure requirements.

We generated positive net cash from operating activities for the nine months ended September 30, 2010 and the year ended December 31, 2009.  Sources of cash include primarily cash flow from the operations of our businesses and borrowings under our revolving credit facilities.  Our principal uses of cash include:  our debt service and the net funding and investment requirements of other Rainbow programming services that we do not own, including Rainbow’s regional news networks (“News 12 Networks”), MSG Varsity and the net costs of VOOM HD, among others.  We currently expect our net funding and investment requirements for the next twelve months, including term loan repayments aggregating $43,750, will be met with one or more of the following:  our cash on hand, cash generated by our operating activities and available borrowings under our bank credit facilities.  Our decision as to the use of cash on hand, cash generated from operating activities and borrowings under bank credit facilities will be based upon an ongoing review of the funding needs of the business, the optimal allocation of cash resources, the timing of cash flow generation and the cost of borrowing under our bank credit facilities.  Moreover, we will monitor the credit markets and may seek opportunities to issue debt, the proceeds of which could be used to fund cash requirements or make distributions to CSC Holdings or other Rainbow businesses that we do not own.  We have accessed the debt markets for significant amounts of capital in the past and may do so in the future.  During the nine months ended September 30, 2010, we distributed $117,000 to Rainbow Programming Holdings LLC (“RPH”), our direct parent, to, among other things, fund certain other programming services, including News 12 Networks, MSG Varsity and VOOM HD, among others.

We have assessed the implications of the recent volatility in the capital and credit markets on our ability to meet our net funding and investment requirements over the next twelve months and we believe that a combination of cash-on-hand, cash generated from operating activities and availability under our revolving credit facilities should provide us with sufficient liquidity. However, additional market disruptions could cause broader economic downturns, which may lead to lower demand for our services, such as lower levels of advertising.  These events would adversely impact our results of operations, cash flows and financial position.  Although we currently believe that amounts available under our revolving credit facilities will be available when, and if needed, we can provide no assurance that access to such funds will not be impacted by adverse conditions in the financial markets. The obligations of the financial institutions under our revolving credit facilities are several and not joint and, as a result, a funding default by one or more institutions does not need to be made up by the others.

The following table summarizes our outstanding debt, including capital lease obligations, as well as interest expense and capital expenditures as of and for the nine months ended September 30, 2010:

Bank debt	$521,250
Capital lease obligations	15,046
Senior notes	299,484
Senior subordinated notes	324,007
Total debt	$1,159,787

Interest expense	$55,742
Capital expenditures	$682

Debt Financing Agreements

We have an $800,000 senior secured credit facility (the “Credit Facility”), which consists of a $500,000 term A loan facility and a $300,000 revolving credit facility.  The term A loan facility matures June 30, 2013 and the revolving credit facility matures June 30, 2012.  The Credit Facility allows us to utilize up to $50,000 of the revolving credit facility for letters of credit and up to $5,000 for a swing loan.  Further, the Credit Facility provides for an incremental facility of up to $925,000, provided that it be for a minimum amount of $100,000.  On June 3, 2008, we entered into an Incremental Revolver Supplement (“Incremental Revolver”) whereby we received commitments from lenders in the amount of $280,000.  The interest rate under the Incremental Revolver is 2.0% over the Eurodollar rate for Eurodollar-based borrowings and 1.0% over the Base Rate for Base Rate borrowings (as defined in the Incremental Revolver).  The Incremental Revolver matures on June 30, 2012 and the terms and conditions of the Incremental Revolver are no more restrictive than those of our Credit Facility.  Borrowings under the Incremental Revolver may be repaid without penalty at any time.  There were no borrowings outstanding under the Incremental Revolver facility at September 30, 2010.

Outstanding borrowings under our term A loan facility and the original revolving credit facility were $431,250 and $90,000, respectively, at September 30, 2010.  At September 30, 2010, the weighted average interest rate on both the term A loan facility and amounts drawn under the original revolving credit facility was 1.26%.  As of September 30, 2010, $90,000 of the revolving credit facility was drawn and we had $490,000 in total undrawn revolver commitments consisting of $210,000 under our original revolver and $280,000 under the Incremental Revolver, which undrawn amounts were available to be drawn to meet our net funding and investment requirements.  The borrowings under the Credit Facility may be repaid without penalty at any time.  We are obligated to pay fees of 0.375% per annum on any undrawn revolver commitment.

Borrowings under the Credit Facility are our direct obligations which are guaranteed jointly and severally by substantially all of our subsidiaries and by RPH, our direct parent.  Such borrowings are secured by the pledge of our stock and the stock of substantially all of our subsidiaries and all of our other assets and the assets of substantially all of our subsidiaries (subject to certain limited exceptions).  The term A loan requires quarterly repayments of $6,250 in 2010, $12,500 in 2011 and 2012 and $162,500 on March 31, 2013 and June 30, 2013, the maturity of the term A loan.

Any amounts outstanding under the revolving credit facilities are due at maturity on June 30, 2012.

The Credit Facility contains various financial and other covenants.  As defined in the Credit Facility, the financial covenants consist of (i) a minimum ratio of operating cash flow to total interest expense for each quarter of 1.75 to 1, (ii) a maximum cash flow ratio of total indebtedness to operating cash flow of 6.25 to 1, and (iii) a maximum senior secured leverage ratio of senior secured debt to operating cash flow of 5.50 to 1.  Additional covenants include restrictions on indebtedness, guarantees, liens, investments, dividends and distributions and transactions with affiliates.

We were in compliance with all of our financial covenants under our Credit Facility and our Incremental Revolver as of September 30, 2010.

As of September 30, 2010, we also have outstanding $300,000 principal amount of 8 3/4% senior notes due September 1, 2012 and $325,000 principal amount of 10 3/8% senior subordinated notes due September 1, 2014.  These notes are guaranteed by substantially all of our subsidiaries.

The indentures under which the senior notes and the senior subordinated notes were issued contain various other covenants, which are generally less restrictive than those contained in the Credit Facility.

Interest Rate Risk

To manage interest rate risk, we enter into interest rate swap contracts from time to time to adjust the proportion of total debt that is subject to variable interest rates.  Such contracts effectively fix the borrowing rates on floating rate debt to limit the exposure against the risk of rising rates.  We do not enter into interest rate swap contracts for speculative or trading purposes.  We monitor the financial institutions that are counterparties to our interest rate swap contracts and we only enter into interest rate swap contracts with financial institutions that are rated investment grade.  We diversify our swap contracts among various counterparties to mitigate exposure to any single financial institution.  There were no outstanding interest rate swap contracts as of September 30, 2010.

Interest rate risk is primarily a result of exposures to changes in the level, slope and curvature of the yield curve, the volatility of interest rates and credit spreads.

All interest rate swap contracts are carried at their fair values on our condensed consolidated balance sheets, with changes in value reflected in the condensed consolidated statements of income.

Commitments and Contingencies

As of September 30, 2010, our commitments and contingencies not reflected on our condensed consolidated balance sheet, consisting primarily of long-term program rights obligations, long-term affiliate transmission service commitments and marketing commitments, decreased approximately $71,300 to approximately $200,500 at September 30, 2010 as compared to approximately $271,800 at December 31, 2009.  The decrease relates primarily to a net decrease of commitments for future program rights obligations of approximately $66,300 and to payments made towards the commitment for technical support and affiliate transmission services of approximately $7,400, partially offset by an increase in marketing commitments of $2,500.

Recently Issued Accounting Pronouncements

In October 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2009-13, Multiple-Deliverable Revenue Arrangements, which provides amendments that (a) update the criteria for separating consideration in multiple-deliverable arrangements, (b) establish a selling price hierarchy for determining the selling price of a deliverable, and (c) replace the term “fair value” in the revenue allocation guidance with the term “selling price” to clarify that the allocation of revenue is based on entity-specific assumptions.  ASU No. 2009-13 eliminates the residual method of allocating arrangement consideration to deliverables, requires the use of the relative selling price method and requires that a vendor determine its best estimate of selling price in a manner consistent with that used to determine the price to sell the deliverable on a standalone basis.  ASU No. 2009-13 requires a vendor to significantly expand the disclosures related to multiple-deliverable revenue arrangements with the objective to provide information about the significant judgments made and changes to those judgments and how the application of the relative selling-price method affects the timing or amount of revenue recognition.  ASU No. 2009-13 is required to be adopted on a prospective basis for revenue arrangements entered into or materially modified on or after January 1, 2011.  Early adoption is permitted.  We have not yet determined the impact that the adoption of ASU No. 2009-13 will have on our financial statements.